EXHIBIT 99.1


RICK'S CABARET INTERNATIONAL SIGNS CONTRACT TO PURCHASE LAND NEAR HOBBY AIRPORT IN HOUSTON

HOUSTON - (March 27, 2006) - RICK'S CABARET INTERNATIONAL, INC. (NASDAQ: RICK) said today its RCI Holdings, Inc. subsidiary has contracted to purchase the real estate at 9009 Airport Boulevard in Houston where it currently operates HUMMERS SPORTS BAR and XTC CABARET.

"This is a superb piece of property and by owning it we will be able to further develop our club activities at a site that is convenient to WILLIAM P. HOBBY AIRPORT (HOU) and the commercial centers of South Houston," said Eric Langan, President and CEO of Rick's Cabaret.

The property is 99,085 square feet and has been leased by Rick's Cabaret to house the Hummers Sports Bar and an XTC Cabaret adult club.

When the transaction closes following the completion of surveys and inspections, the company will pay the present owner $1.3 million in a combination of cash and stock. Further details on the sale are available in a Form 8-K filed with the SEC and posted on the company's website (www.ricks.com).

ABOUT RICK'S CABARET:
Rick's  Cabaret  International,  Inc.  (NASDAQ:  RICK,  www.ricks.com)  operates
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upscale  adult  nightclubs  serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses adult nightclubs in New York City, New Orleans, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," "Club Onyx" and "Hummers." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns the adult Internet membership Web site, www.couplestouch.com, and a network of nine online auction sites for adult
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products under the flagship URL www.naughtybids.com. Rick's Cabaret common stock
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is  traded  on  the  NASDAQ  SmallCap market under the symbol RICK.  For further information  contact  ir@ricks.com.
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FORWARD-LOOKING  STATEMENTS:
This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in New York City and elsewhere, the success or lack thereof in launching and building the company's businesses in New York City and elsewhere, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future
events  or  circumstances.     For  further  information  go  to  www.ricks.com.
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CONTACT FOR FURTHER INFORMATION:       ALLAN PRIAULX, 212-338-0050, IR@RICKS.COM
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